EXHIBIT 23
             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
1st State Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-38772 and 333-72787) on Forms S-8 of 1st State Bancorp, Inc. of our report dated November 17, 2004, with respect to the consolidated balance sheets of 1st State Bancorp, Inc. and subsidiary as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2004, which report appears in the September 30, 2004 annual report on Form 10-K of 1st State Bancorp, Inc.



                                  /s/ KPMG LLP
Raleigh, North Carolina
December 21, 2004